UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 26, 2011

TRIUS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34828	20-1320630
(State of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

6310 Nancy Ridge Drive, Suite 101 San Diego, CA		92121
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (858) 452-0370

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 26, 2011, Trius Therapeutics, Inc. (the “Company”) entered into a Collaboration and License Agreement (the “Agreement”) with Bayer Pharma AG (“Bayer”) which sets forth an exclusive agreement to develop and commercialize the Company’s lead Phase 3 antibiotic, torezolid phosphate (torezolid), in China, Japan and all other countries in Asia, Africa, Latin America and the Middle East, excluding North and South Korea. Under the Agreement, the Company retains full development and commercialization rights outside the licensed territory, including the United States, Canada and the European Union.

In exchange for development and commercialization rights in its licensed territory, Bayer will pay the Company $25 million upfront and will support approximately 25% of the future development costs of torezolid required for global approval in acute bacterial skin and skin structure infections (ABSSSI) and pneumonia, subject to certain adjustments and limitations. In addition, Bayer will support 100% of the future development costs required for local approval in the licensed territory. The Company is also eligible to receive up to $69 million upon the achievement of certain development, regulatory and commercial milestones and will receive double-digit royalties on net sales of torezolid in the licensed territory.

The press release announcing the Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.02	Results of Operations and Financial Condition.

Based upon preliminary results for the second quarter of 2011, the Company expects to report cash, cash equivalents and short-term investments of $56.7 million as of June 30, 2011. The Company is in the process of finalizing its second quarter 2011 financial results and anticipates it will release final results in its earnings release for the second quarter of 2011 which is expected to be issued in the first half of August 2011.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated July 27, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trius Therapeutics, Inc.

Dated:	July 27, 2011	By:	/s/ John P. Schmid
		Name:	John P. Schmid
		Title:	Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release dated July 27, 2011